Exhibit 23.2

Onestop Assurance PAC 10 Anson Road #13-09 International Plaza Singapore 079903 Tel: 9644 9531 Email:audit@onestop-ca.com Website: www.onestop-ca.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated March 22, 2023, relating to the consolidated financial statements of Society Pass Incorporated, included in its Annual Report on Form 10-K for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Onestop Assurance PAC

Onestop Assurance PAC

Singapore

April 17, 2023